Exhibit 1(uu)

BLACKROCK VARIABLE SERIES FUNDS, INC.

ARTICLES OF AMENDMENT

BLACKROCK VARIABLE SERIES FUNDS, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation is hereby amended by renaming the series of the Corporation as set forth below:

Current Name of Series	New Name of Series
BlackRock iShares® Dynamic Allocation V.I. Fund	BlackRock 60/40 Target Allocation ETF V.I. Fund

SECOND:The amendment to the charter of the Corporation that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

THIRD:The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH:As amended hereby, the charter of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, BLACKROCK VARIABLE SERIES FUNDS, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 1st day of May, 2019.

WITNESS:	BLACKROCK VARIABLE SERIES FUNDS, INC.

By: /s/ Ben Archibald	By: /s/ John M. Perlowski
Name: Benjamin Archibald	Name: John Perlowski
Title: Assistant Secretary	Title: President

4836-2095-8614